Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer
Telephone:	(617) 387-1110

ECB Bancorp, Inc. Completes Initial Public Offering

EVERETT, MASSACHUSETTS, July 27, 2022 – ECB Bancorp, Inc. (the “Company” or “ECB Bancorp”), the holding company for Everett Co-operative Bank (the “Bank”), announced today that it has completed its initial public offering in connection with the Bank’s conversion from the mutual form of organization to the stock form of organization, effective July 27, 2022. The Company sold 8,915,247 shares of common stock, which includes 734,020 shares sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $89.2 million based on the offering price of $10.00 per share. The shares of the Company’s common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on July 28, 2022 under the symbol “ECBK.”

Purchasers may confirm their allocations online at https://allocations.kbw.com or by contacting the Stock Information Center at (877) 821-5783 between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

ECB Bancorp’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration System Book-Entry statements for shares purchased in the subscription offering and interest checks on or about July 28, 2022.

Luse Gorman, PC has acted as legal counsel to ECB Bancorp and Everett Co-operative Bank. Keefe, Bruyette & Woods, Inc., a Stifel Company, has acted as marketing agent for ECB Bancorp in connection with the offering, and Nutter McClennen & Fish LLP has acted as legal counsel to Keefe, Bruyette & Woods, Inc., a Stifel Company.

Legal Disclosures

The shares of common stock of ECB Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include unforeseen delays in delivering Direct Registration System Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.